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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                   FORM 11-K



(Mark One)


 X     Annual Report pursuant to Section 15(d) of the Securities Exchange Act
____   of 1934 (fee required)
                  For the Fiscal Year Ended December 30, 1993

                                       or

____ Transition Report pursuant to Section 15(d) of the Securities Exchange Act of 1934 (no fee required)

           For the Transition Period from _______________ to ___________


                          Commission File No. 33-12185


                 BURR-BROWN CORPORATION FUTURE INVESTMENT TRUST
                                  (Plan title)


                             BURR-BROWN CORPORATION
                                (Name of Issuer)


                            6730 S. TUCSON BOULEVARD
                             TUCSON, ARIZONA  85706
                          (Principal Executive Office)
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FINANCIAL STATEMENTS AND EXHIBITS


   The following financial statements and exhibits will be filed by amendment to this Form 11-K within 180 days from the Plan's fiscal year end.


   a)  Financial Statements

     1. Audited financial statements and schedules of the Burr-Brown Corporation Future Investment Trust for the fiscal year ended December 30, 1993 and 1992.

   b)  Exhibits

     1. Consent of Independent Auditors for incorporation by reference of Form 11-K into registrant's previously filed Registration Statement No. 33-12185.


                                   SIGNATURES


   Pursuant to the requirements of the Securities Exchange Act of 1934, the Trustees (or other persons who administer the Plan) have duly caused this annual report to be signed by the undersigned thereunto duly authorized.


                                      BURR-BROWN CORPORATION
                                      FUTURE INVESTMENT TRUST



Date:  March 25, 1994                /s/  THOMAS R. BROWN, JR.
                                     Thomas R. Brown, Jr.
                                     President and Chairman of the Board



                                      2.